Exhibit 99.1

VELATEL INCREASES ITS EQUITY STAKE IN FUEL CELL DISTRIBUTOR VN TECH TO 75%

SAN DIEGO, CA–(April 24, 2012) – VelaTel Global Communications (OTCQB: VELA), www.velatel.com, a leader in deploying and operating wireless broadband and telecommunication networks worldwide, today announced it has entered into an Amended and Restated Subscription and Stockholder Agreement to acquire a 75% equity interest in Shenzhen VN Technologies Co., Ltd., a limited liability company in the Peoples Republic of China. VN Tech is a leading distributor of hydrogen fuel cells that satisfy the telecommunication industry standard to provide back-up power to operate data centers and remotely located infrastructure equipment during periods where primary electrical transmission is interrupted for any reason. Under the original agreement entered into just over one year ago, upon completion of forming corporate entities, VelaTel was to acquire 51% in the venture in exchange for five million of its publicly traded shares. VelaTel will now pay ten million shares to increase its stake to 75%.

Under the amended agreement, VN Tech PRC will become a wholly owned subsidiary of a Hong Kong company, VN Tech Investments, Ltd. (HK). VN Tech HK will in turn become a wholly owned subsidiary of a Cayman Island holding company, VN Tech Investments, Ltd. (Cayman). This corporate structure facilitates any foreign investment into VN Tech PRC, as well as the future ability to publicly list the venture on an offshore stock exchange such as Hong Kong. The transaction has been structured to allow VelaTel to report the results of the venture’s operations on its consolidated financial statements in the same manner as its other subsidiaries. The transaction is considered fully completed, with exchange of shares and appointment of directors and officers to the holding companies to follow as expeditiously as possible.

VelaTel’s President, Colin Tay, remarked: “VelaTel recognizes the enormous potential of hydrogen fuel cell technology. So do major telecommunications carriers like China Mobile and China Unicom, who in February commissioned VN Tech to conduct field trials that are now in progress. VelaTel’s increased equity stake in VN Tech provides the platform for us to generate new revenue sources from third parties, and also to apply that technology to our own projects.”

About VelaTel Global Communications, Inc.

VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers. VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers. VelaTel currently has project operations in People’s Republic of China, Peru, Croatia and Montenegro. Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe. VelaTel’s administrative headquarters are in San Diego, California. For more information, please visit www.velatel.com.

Safe Harbor

This press release may contain forward-looking statements that involve risks and uncertainties. Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

VelaTel Contacts for Retail Investors:

Tim Matula

Investor Relations

(Toll Free) 1-877-260-9170

investors@velatel.com